EXHIBIT 10.111

PROMISSORY NOTE

Amount $1,266,200.00	As of July 1, 2002

TARRANT APPAREL GROUP, a corporation formed under the laws of the State of California with offices at 3151 East Washington Blvd., Los Angeles, California 90023 (herein called the “Maker”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby promises to pay to TODD KAY, an individual with an address c/o Tarrant Apparel Group, 3151 East Washington Blvd., Los Angeles, California 90023 (herein called the “Payee”), the principal sum of One Million Two Hundred Sixty-Six Thousand Two Hundred Dollars ($1,266,200.00) (or such lesser principal amount as may be outstanding, when due) (the “Principal”), on and subject to the terms and conditions hereinafter set forth:

1.    Interest.    The outstanding Principal balance of this Note shall bear interest at the rate of seven and three-quarters percent (7-3/4%) per annum. Interest shall accrue and be payable, without counterclaim, set-off or deduction, on March 31, 2003. Interest shall be calculated on the basis of a year consisting of 365 days.

2.    Payment Terms.    Maker shall unconditionally and irrevocably pay to Payee, without counterclaim, set-off or deduction, the Principal of this Note, in the following amounts and on the following dates (each of which dates shall be referred to herein as a “Maturity Date”).

(a)	On July 15, 2002, the amount of $50,000;

(b)	On July 22, 2002, the amount of $50,000;

(c)	On July 29, 2002, the amount of $50,000;

(d)	On August 5, 2002, the amount of $50,000;

(e)	On August 12, 2002, the amount of $50,000;

(f)	On August 19, 2002, the amount of $50,000;

(g)	On August 26, 2002, the amount of $50,000;

(h)	On September 2, 2002, the amount of $50,000;

(i)	On September 9, 2002, the amount of $50,000;

(j)	On September 16, 2002, the amount of $50,000;

(k)	On September 23, 2002, the amount of $50,000;

(1)	On September 30, 2002, the amount of $50,000;

(m)	On October 7, 2002, the amount of $50,000;

(n)	On October 14, 2002, the amount of $50,000;

(o)	On October 21, 2002, the amount of $50,000;

(p)	On October 28, 2002, the amount of $50,000;

(q)	On November 4, 2002, the amount of $50,000;

(r)	On November 11, 2002, the amount of $50,000;

(s)	On November 18, 2002, the amount of $50,000;

(t)	On November 25, 2002, the amount of $50,000;

(u)	On December 2, 2002, the amount of $50,000;

(v)	On December 9, 2002, the amount of $50,000;

(w)	On December 16, 2002, the amount of $50,000;

(x)	On December 23, 2002, the amount of $50,000;

(y)	On December 30, 2002, the amount of $50,000; and

(z)	On January 6, 2003, the amount of $16,200.

Notwithstanding the foregoing Maturity Dates and amounts set forth in clauses (a) through (y) above, Maker shall only be required to make the payments set forth in each such clause (inclusive of any Payment Deficiency, hereinafter defined) on each such Maturity Date, if, and to the extent that, on the Maturity Date, there is Cash Flow from Operations (hereinafter defined), the determination thereof being based upon Maker’s consolidated revenues and operating expenses during each applicable weekly period. To the extent that there is not sufficient Cash Flow from Operations on any of such Maturity Dates to make the payments due on any of such dates, Maker shall advise Payee, in writing, of the Payment Deficiency and the Payment Deficiency will be carried forward and automatically become due on the next succeeding Maturity Date (in addition to the amount otherwise due on such date).

3.    Acceleration.    In the event of any Event of Default (hereinafter defined) under this Note, the unpaid Principal balance of this Note, and all accrued interest thereon, shall become immediately due and payable upon notice by Payee. All payments received by Payee after an Event of Default under this Note will be applied first to the costs referred to in Section 10 hereof, then to accrued interest on the then outstanding Principal balance of this Note and then to the unpaid Principal balance of this Note.

4.    Place and Manner of Payment.    All payments of Principal and interest under this Note (and all other amounts payable hereunder) shall be made to Payee in U.S. dollars on or before the due date thereof at the address of Payee hereinbefore set forth or, at Payee’s request, to Payee at such other place as Payee may, from time to time, designate in writing prior to the due date of any such payment. If any payment hereunder becomes due on a Saturday, Sunday or legal holiday, such payment shall become due on the next business day. All payments of Principal and interest under this Note shall be deemed made only upon receipt by Payee.

5.    Prepayment.    At the option of Maker, the unpaid Principal balance of this Note, and any accrued interest thereon, may be prepaid, in whole or in part, at any time from time to time, without penalty or premium.

6.    Due on Sale.    Notwithstanding any provision of this Note to the contrary, in the event that, at any time prior to a Maturity Date, Maker consummates a sale of all, or substantially all of its assets, or consolidates with or merges into any other Person (other than a merger with a subsidiary where Maker is the surviving entity) or issues shares of its capital stock constituting more than twenty-five percent (25%) of its then issued and outstanding shares of capital stock (a “Sale Event”), the unpaid Principal balance of this Note, and all accrued interest thereon, shall become immediately due and payable. Maker will provide notice to Payee at least twenty (20) business days prior to the consummation of any Sale Event and this Note shall be paid on the date of consummation of any such Sale Event, as aforesaid. Payee shall be entitled to notify any third party purchaser of such assets or shares of capital stock of Maker prior to the consummation of any Sale Event that payment of the then outstanding Principal balance of this Note, and all accrued interest thereon, shall be deducted from the sale proceeds relating thereto and paid directly to Payee.

7.    Definitions.

(a)    The term “Cash Flow from Operations” shall mean the total consolidated revenues of Maker from all sources of operations less all operating expenses and debt service on all non-officer, director and principal shareholder indebtedness of Maker, all determined on a cash basis on each Maturity Date during the term of this Note.

(b)    The term “Event of Default” shall mean any event specified in Section 8 of this Note.

(c)    The term “Payment Deficiency” shall mean the amount of any payment set forth in clauses (a) through (y) of Section 2 of this Note which is not paid by Maker as a result of insufficient Cash Flow from Operations on the Maturity Date relating to such payment.

(d)    The term “Person” shall mean a corporation, association, partnership, limited liability company, or any other organization or entity.

8.    Default.

(a)    If one or more of the following events shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), each such event shall, for purposes of this Note, be deemed an “Event of Default”:

(i)    default by Maker in the payment of the Principal of this Note, and any accrued interest thereon or any other amount due hereunder, or any installment thereof, as and when the same shall become due and payable, whether on a Maturity Date or on a date fixed for prepayment or by acceleration or otherwise; or

(ii)    default by Maker in the performance or observance of any other agreement, term or provision contained herein if such default shall not have been remedied within fifteen (15) days after written notice thereof shall have been given to Maker by Payee; or

(iii)    Maker’s making of an assignment for the benefit of its creditors or admitting in writing its inability to pay its debts generally as they become due; or

(iv)    the entry of a final order, judgment or decree adjudicating Maker or any subsidiary bankrupt or insolvent; or

(v)    Maker’s petitioning or applying to any court of competent jurisdiction or other tribunal for the appointment of a trustee or receiver of Maker, or of any substantial part of the assets or properties of Maker, or the commencement by Maker of any proceedings relating to Maker or any subsidiary thereof under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or similar law of any jurisdiction whether now or hereafter in effect (other than proceedings for the voluntary liquidation and dissolution of a subsidiary); or the filing of any such petition or application, or the commencement of any such proceedings against Maker, if Maker by any act indicates its approval thereof, consents or acquiesces therein, or the entry of any order, judgment or decree appointing any such trustee or receiver, or approving the petition in any such proceedings, if such order, judgment or decree remains unstayed or unbonded and in effect for more than thirty (30) days; or

(vi)    the entry of any order, judgment or decree in any proceedings against Maker or any subsidiary decreeing a split-up of Maker which requires the divestiture of a substantial part of the assets of Maker or its subsidiaries, if such order, judgment or decree remains unstayed or unbonded and in effect for more than sixty (60) days; or

(vii)    Maker’s taking of any corporate action for the purpose of effecting any of the actions set forth in clauses (i) through (vi) of this subsection.

(b)    Upon the occurrence of an Event of Default, Payee may, by notice in writing to Maker, declare the unpaid Principal balance of this Note then outstanding, and all accrued interest thereon and other amounts due hereunder to be immediately due and payable without presentment, demand or other notice of any kind, all of which are hereby waived, and upon any such notice the same shall become and shall be immediately due and payable, notwithstanding anything contained in this Note to the contrary.

9.    Waiver of Presentment, Demand and Notice.    Maker hereby waives presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the terms of this Note (except as specifically provided elsewhere in this Note) and Maker hereby agrees that its liability under this Note shall be irrevocable and unconditional and shall be without regard to the liability of any other party, including any guarantor of this Note, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Maker or Payee. Maker hereby agrees that additional makers, endorsers, guarantors or sureties may become parties to this Note without notice to Maker and without affecting Maker’s liability hereunder.

10.    Costs of Collection.    In the event that Payee shall take any action to enforce the terms of this Note after an Event of Default by Maker under this Note, including the initiation of any legal action or proceeding for the enforcement of Maker’s obligations under this Note or to enforce or collect any judgment resulting therefrom, Payee shall be entitled to recover from Maker, upon demand, all costs and expenses incurred by Payee in connection therewith (including, without limitation, all of Payee’s reasonable attorneys’ fees and disbursements), together with interest on any judgment obtained, at the then prevailing legal rate of interest, or any such other amounts as a court may otherwise order or direct.

11.    Remedies Cumulative.    The rights and remedies of Payee provided in this Note shall be cumulative and concurrent and exclusive of all rights and remedies provided by law or in equity and Payee may, at its election, pursue its rights and remedies against Maker hereunder or thereunder, singly, successively, or together, at the sole discretion of Payee, and all of such rights and remedies may be exercised separately as often as occasion therefor shall occur. The failure of Payee to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

12.    Severability.    If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be unaffected thereby.

13.    No Waiver by Payee.    Payee shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth in any such writing. A waiver of one event shall not be construed as continuing or constitute a bar to or waiver of any right or remedy with respect to a subsequent event.

14.    Assignment by Payee.    Payee may, at any time prior to the payment in full of this Note, upon notice to Maker, assign this Note or any or all of Payee’s rights and entitlements to payments hereunder, to any third party selected by it.

15.    Modification; Governing Law.    The provisions of this Note represent the entire agreement and understanding of Maker and Payee with respect thereto and may not be modified or amended except by an instrument in writing signed by the party to be bound thereby. This Note and the respective rights and obligations of Maker and Payee hereunder shall be governed by and construed in accordance with the laws of the State of California with respect to contracts made and to be fully performed therein and without regard to the principles of conflicts of laws thereof.

16.    Notices.    All notices, consents, requests, demands and other communications required or permitted to be given under this Note shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to Maker or Payee, as applicable, at their respective addresses set forth on the first page of this Note (or to such other address as either of Maker or Payee, as applicable, shall specify by notice given in accordance with this provision). All such notices, consents, requests, demands and other communications shall be deemed given when personally delivered, as aforesaid, or, if mailed as aforesaid, on the third business day after the mailing thereof or on the day actually received, if earlier, except for a notice of a change of address which shall be effective only upon receipt.

17.    Binding Effect.    This Note shall be binding upon Maker and its successors and permitted assigns and shall inure to the benefit of Payee and his successors, assigns, heirs, executors and personal representatives. Maker shall not have the right to assign this Note, or any of its obligations hereunder, without the written consent of Payee, which consent shall be within Payee’s sole and absolute discretion.

18.    Authorization.    The execution and delivery of this Note has been duly authorized by all required corporate action of Maker and constitutes a valid and binding obligation of Maker, enforceable against Maker in accordance with the terms of this Note.

19.    Counsel.    Maker acknowledges that it has been represented by independent legal counsel in connection with the negotiation, execution and delivery of this Note. Maker has agreed to reimburse Payee for fifty percent (50%) of its legal fees in connection with the negotiation and preparation of this Note.

20.    Further Assurances.    Maker hereby agrees that, at any time and from time to time after the date hereof, upon the reasonable request of Payee, Maker shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to more effectively consummate this Note or to confirm or otherwise effectuate the provisions of this Note.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be signed in its name by its Chief Executive Officer and to be dated the day and year above written.

TARRANT APPAREL GROUP

By: /s/    Patrick Chow

Patrick Chow, Chief Financial Officer